Exhibit 99.1

Chanticleer Holdings Rights Offering Subscription Period Begins Today

CHARLOTTE, NC - February 26, 2015 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) (Chanticleer Holdings, or the "Company"), owner and operator of multiple restaurant brands internationally and domestically, notifies its right holders of record that the subscription period begins today and expires on Friday, March 13th at 5:00 PM ET.

“We are thrilled to bring our shareholders this opportunity to be a part of our global expansion strategy. We have momentum, with third quarter revenues up 472% compared to same quarter a year ago and our first quarter of adjusted EBITDA profitability which includes management fees and dividends related to our ownership stake in Hooters of America.  The management team is in place and we are squarely positioned in the attractive full service casual dining sector with our iconic Hooters stores, with an emerging presence in the fast casual dining sector though our penetration of the “Better Burger” category.  With this capital raise, we intend to close the acquisition of BGR: The Burger Joint and the other better-burger concept still under LOI as previously mentioned, plus open the three international Hooters locations that we have under development.   Importantly, our costs to open new stores internationally has declined with the increase in the value of the U.S. dollar versus a basket of foreign currencies. As a result, the costs we expect to incur with opening our newest Australian stores and South African stores are likely to come in well below our initial planning. This is an exciting time for us all,” commented Chairman and CEO of Chanticleer Holdings, Mike Pruitt.

The Company’s prospectus and SEC filings may be found by clicking on the following link: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001106838&owner=exclude&count=40&hidefilings=0

The non-transferable subscription rights entitles right holders to purchase one share of common stock per each basic subscription right at an exercise price of $2.00 per share. Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares of common stock, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right. The number of shares subscribed for is subject to reduction as a result of “Tax Attribute Considerations” as described in the prospectus. The non-transferable subscription rights may not be sold. The subscription rights may only be exercised during the subscription period of Today, Thursday, February 26 through 5:00 PM ET on Friday, March 13, 2015. See below expected calendar:

Thursday, February 26, 2015 Rights Offering Subscription Period Begins

Friday, March 13, 2015 Subscription Period Ends 5:00 PM ET

The rights offering will be made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Requests for copies of the prospectus or questions from shareholders relating to the rights offering may be directed to the information agent for the rights offering, as follows:

Rights Information Agent:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, NY 10022

Phone 212.297.0720 or 877.869.0171

hotr@okapipartners.com

The Company has entered into a dealer manager and placement agent agreement for the rights offering with Source Capital Group, Inc. Source Capital Group invites any interested broker dealers in participating in the rights offering to contact Source’s syndicate department at HOTR@sourcegrp.com

About Source Capital Group, Inc.

The Investment Banking Group at Source Capital offers a wealth of Wall Street experience through our seasoned professionals to the underserved small cap company sector and start-up companies as well. We have successfully funded both public and private companies. We offer equity and debt financing to help further the growth of companies that are often overlooked by the larger investment banking firms. Structured finance vehicles have also been used to achieve the needs of larger companies, while creating specific advantages that enhance their balance sheets. Source Capital began as an independent firm specializing in small to medium-sized investment banking transactions. Since 1992, we have grown into a full-service financial institution, while adhering to the highest standards of quality and integrity.

About Chanticleer Holdings, Inc

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including Australia, South Africa, and Europe, and two Hooters restaurants in the United States. The Company also owns and operates American Burger Co. and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

Facebook: www.Facebook.com/ChanticleerHOTR

Twitter: http://Twitter.com/ChanticleerHOTR

Google+: https://plus.google.com/u/1/b/118048474114244335161/118048474114244335161/posts

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Chanticleer Holdings, Inc.
Investor Relations
Phone 704.366.5122
ir@chanticleerholdings.com

Investor Relations

John Nesbett/Jennifer Belodeau

Institutional Marketing Services (IMS)

Phone 203.972.9200

jnesbett@institutionalms.com